Exhibit 32.1

CERTIFICATE OF

CHIEF EXECUTIVE OFFICER

AND

INTERIM CHIEF FINANCIAL OFFICER

OF

NITRO PETROLEUM INCORPORATED

I, James G. Borem, President, Chief Executive Officer and Interim Chief Financial Officer of Nitro Petroleum Incorporated (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the quarter ended October 31, 2009 (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
b.

the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at October 31, 2009, and the results of the Company’s operations for the quarter ended October 31, 2009.

Date: December 18, 2009	/s/ James G. Borem

James G. Borem
President, Chief Executive Officer and Interim Chief Financial Officer